Exhibit 99-1

Securities were transferred as part of a redemption in kind by a shareholder of Franklin Templeton Variable Insurance Products Trust - Franklin High Income VIP Fund, an investment company registered under the Investment Company Act of 1940 and managed by Franklin Advisers, Inc.